EXHIBIT 99.1

Contact:	Stephen H. Gordon	Chairman & CEO	Telephone: (949) 585-7500
	Christopher G. Hagerty	EVP & CFO	Facsimile: (949) 585-0174

COMMERCIAL CAPITAL BANCORP, INC. ANNOUNCES RECORD FOURTH

QUARTER EARNINGS OF $0.26 PER SHARE ON NET INCOME OF $6.2 MILLION

– Record Core Loan Originations and Loan Growth –

– Efficiency Ratio Declines Below 26% –

Irvine, CA – January 26, 2004 – Commercial Capital Bancorp, Inc. (“CCBI” or the “Company”), (NASDAQ: “CCBI”), the holding company for Commercial Capital Bank (the “Bank”), announced today record net income of $6.2 million, or $0.26 per diluted share, for the fourth quarter ended December 31, 2003, an increase of 92% and 24%, respectively, from $3.2 million and $0.21 per diluted share, for the fourth quarter of 2002.[1] The Company’s net income for the year ended December 31, 2003 was $20.4 million, or $0.88 per diluted share, an increase of 110% and 31%, respectively, from $9.7 million and $0.67 per diluted share, for the year ended December 31, 2002.1 CCBI’s return on average equity (“ROAE”) and return on average assets (“ROAA”) for the fourth quarter of 2003 were 24.83% and 1.56%, respectively, compared to 29.03% and 1.59% for the fourth quarter of 2002. CCBI’s ROAE and ROAA for the year ended December 31, 2003 were 22.69% and 1.57%, respectively, compared to 27.69% and 1.50%, for the year ended December 31, 2002. During the fourth quarter and year ended December 31, 2003, the market value of the Company’s shares rose 37% and 262%, respectively, which resulted in a dilutive effect on the Company’s earnings per share calculation in accordance with the treasury stock method of accounting for stock options per SFAS No. 128.

Stephen H. Gordon, Chairman and Chief Executive Officer, stated, “The fourth quarter results showed strong growth in loans, deposits, revenues and net income, and the Company’s performance metrics continued to improve, including return on equity, efficiency and G&A. We enter 2004 keenly focused on maturing the deposit franchise, maintaining excellent asset quality, and generating consistent growth in earnings.”

($ in 000’s, except per share data)	Q4 2003	Q3 2003	Q4 2002	Year Ended 12/31/2003	Year Ended 12/31/2002
Net income	$6,158	$5,357	$3,209	$20,429	$9,710
Basic EPS[1]	0.27	0.24	0.22	0.93	0.71
Diluted EPS[1]	0.26	0.23	0.21	0.88	0.67
Net interest income	12,363	10,808	6,270	41,234	20,918
Net interest margin	3.22%	3.32%	3.27%	3.29%	3.38%
Total revenues	$20,859	$18,546	$14,021	$75,343	$46,182
ROAA	1.56%	1.58%	1.59%	1.57%	1.50%
ROAE	24.83	23.84	29.03	22.69	27.69
ROAE—Tangible	28.59	27.89	41.16	26.53	44.06
Efficiency ratio	25.82	27.55	30.62	28.06	33.74
Core loan originations	$274,884	$243,415	$191,930	$959,182	$688,759

Some of the Company’s fourth quarter 2003 highlights and achievements include:

•	The Company’s core loan originations increased 13% to a record $274.9 million from $243.4 million for the third quarter of 2003, and increased 43% from $191.9 million for the fourth quarter of 2002. An additional $29.2 million of loans were funded during the fourth quarter of 2003 through the Company’s strategic alliance with Greystone Servicing Corporation, a Fannie Mae DUS lender, and the Company’s other broker and conduit channels, bringing the Company’s total loan originations for the year to a record $1.11 billion of total loans.

•	The Company’s loans held for investment increased 22% to $1.05 billion at December 31, 2003, from $857.1 million at September 30, 2003, and increased 123% from $469.2 million at December 31, 2002. The Company retained a record $257.3 million, or a record 94%, of its core loan originations during the fourth quarter of 2003, compared to $221.8 million, or 91%, during the third quarter of 2003, and $82.5 million, or 43%, during the fourth quarter of 2002. The Company continues to display its increased ability to retain a significantly larger percentage of its originations as a result of the previously announced April 1, 2003 realignment of the Company’s lending operations (hereinafter referred to as the “Realignment”). Total loans held for investment grew at an annualized growth rate of 89% during the fourth quarter of 2003.

•	The Company’s total deposits increased 14% to $645.6 million at December 31, 2003, from $566.4 million at September 30, 2003, and 107% from $312.3 million at December 31, 2002. Transaction accounts increased 20% to $388.0 million at December 31, 2003, from $324.6 million at September 30, 2003, and 110% from $185.2 million at December 31, 2002. At December 31, 2003, transaction accounts represented 60% of total deposits, of which business deposits accounted for 20% of total transaction accounts. The Bank’s recently formed Financial Services Group accounted for $13.8 million of transaction account deposits during its first two months of operations. Total deposits grew at an annualized growth rate of 56% during the fourth quarter of 2003.

•	The Company’s net interest income increased 14% to $12.4 million for the fourth quarter of 2003 from $10.8 million for the third quarter of 2003, and 97% from $6.3 million for the fourth quarter of 2002. Interest income earned on real estate loans increased 19% to $13.4 million for the fourth quarter of 2003 from $11.3 million for the third quarter of 2003, and 82% from $7.4 million for the fourth quarter of 2002. Interest income from real estate loans grew at an annualized rate of 76% during the fourth quarter of 2003, highlighting the impact of the Realignment.

•	The Company’s efficiency ratio declined for the fifth consecutive quarter to 25.82% for the fourth quarter of 2003, from 27.55% for the third quarter of 2003, and 30.62% for the fourth quarter of 2002. The Company defines its efficiency ratio as general and administrative expenses as a percentage of net interest income and noninterest income. General and administrative expenses as a percentage of average assets declined for the fifth consecutive quarter to 0.90% for the fourth quarter of 2003 from 1.00% for the third quarter of 2003, and 1.35% for the fourth quarter of 2002, ranking the Company amongst the most efficient financial institutions in the industry.

•	The Company’s net income increased 15% to $6.2 million for the fourth quarter of 2003, from $5.4 million for the third quarter of 2003, and 92% from $3.2 million for the fourth quarter of 2002. Net income grew at an annualized growth rate of 60% during the fourth quarter of 2003. The Company’s ROAE increased to 24.83% for the fourth quarter of 2003, from 23.84% for the third quarter of 2003. The Company grew tangible book value per share at an annualized rate of 27% during the fourth quarter of 2003.

•	The Company determined that a provision for loan losses was not required for the fourth quarter of 2003 based on the updated asset quality review completed during the fourth quarter of 2003. At December 31, 2003, nonperforming assets represented 0.01% of total assets, while the allowance for loan losses totaled 3056% of nonperforming assets, and the Company continued to exhibit excellent asset quality, having no nonperforming multi-family or commercial real estate loans, which account for 99% of the Company’s loans held for investment.

•	In December 2003, the Company issued an additional $10.0 million of trust preferred securities bearing a rate of interest equal to the three month LIBOR index plus 275 basis points. The proceeds from this issuance were contributed to the Company’s banking subsidiary, Commercial Capital Bank, to support further growth. The Bank’s Tier 1 core capital ratio was further leveraged to 7.97%, while Tier 1 core capital increased to $135.2 million at December 31, 2003, from 8.28% and $116.8 million, respectively, at September 30, 2003, positioning the Bank for anticipated significant growth as the Company enters 2004.

•	In December 2003, the Bank announced its plan to open a banking office in Beverly Hills, California. The new banking office, to be located at 9454 Wilshire Blvd. at the corner of Beverly Dr. and Wilshire Blvd., will serve the most populous county in California. The Company has an established market presence in Los Angeles County, having already originated and funded approximately $1.7 billion of multi-family and commercial real estate loans and attracted approximately $71 million in deposits at December 31, 2003. The Company also announced its plan to relocate its Riverside banking office to the new University Village, which is bounded by University Avenue and Highway 60 and adjacent to the University of California, Riverside, offering high visibility and excellent foot traffic.

•	Commercial Capital Bank was the fastest growing bank in California for the 36-month period ended September 30, 2003, according to data available from the FDIC website www.fdic.gov. Additionally, the Company was the fourth largest originator of multi-family loans in California for the 12-month period ended September 30, 2003, according to information available from Dataquick Information Systems.

NET INTEREST INCOME

The Company’s net interest income increased 97% for both the fourth quarter and year ended December 31, 2003 to $12.4 million and $41.2 million, respectively, from $6.3 million and $20.9 million for the fourth quarter and year ended December 31, 2002, respectively. The Company’s net interest margin was 3.22% and 3.29% for the fourth quarter and year ended December 31, 2003, respectively, compared to 3.27% and 3.38% for the fourth quarter and year ended December 31, 2002, respectively. The Company’s interest rate spread was 3.15% and 3.20% for the fourth quarter and year ended December 31, 2003, respectively, compared to 3.22% and 3.29% for the fourth quarter and year ended December 31, 2002, respectively. The reductions in the Company’s interest rate spread and net interest margin for the periods ended 2003 compared to the periods ended 2002 are primarily a result of the restructuring of the Company’s securities portfolio and it is the Company’s belief that it is well positioned for potentially higher interest rates at some point in the future.

The Company’s yield on interest-earning assets decreased to 5.06% and 5.29% for the fourth quarter and year ended December 31, 2003, respectively, compared to 5.94% and 6.22% for the fourth quarter and year ended December 31, 2002, respectively. The Company’s cost of interest-bearing liabilities decreased to 1.91% and 2.09% for the fourth quarter and year ended December 31, 2003, respectively, compared to 2.72% and 2.93% for the fourth quarter and year ended December 31, 2002, respectively. During the fourth quarter of 2003, the Company’s yield on interest-earning assets declined 18 basis points, while the rate on interest-bearing liabilities declined 7 basis points. The Company’s cost of funds, which includes the effect of noninterest-bearing deposits, decreased to 1.90% and 2.08% for the fourth quarter and year ended December 31, 2003, respectively, compared to 2.70% and 2.90% for the fourth quarter and year ended December 31, 2002.

During the fourth quarter of 2003, the Company continued to take proactive steps to manage its net interest margin and interest rate risk position during this unprecedented period of low interest rates by borrowing $125 million of intermediate term, fixed rate FHLB advances at a weighted average cost of 1.70%. Additionally, the Company utilized gains on sales of securities to offset the penalty incurred to prepay higher cost, short duration, fixed rate FHLB advances. The Company also cut the rate of interest paid on its money market transaction accounts in early December by 5 basis points on balances of $10,000 or more, the full impact of which will be realized beginning in the first quarter of 2004. The Company had an average balance of money market deposits of $347.2 million during the fourth quarter of 2003. Money market deposits totaled $372.3 million at December 31, 2003, an increase of 19% and 111% from $312.5 million and $176.2 million, at September 30, 2003 and December 31, 2002, respectively.

NONINTEREST INCOME

Noninterest income decreased 45% to $1.4 million for the fourth quarter ended December 31, 2003, compared to $2.6 million for the fourth quarter ended December 31, 2002 primarily due to lower gain on sale of loans. The reduction in gain on sales of loans, despite the increase in originations for the quarter ended December 31, 2003, compared to the same period of 2002, is a result of the Realignment, which enables the Company to retain a greater percentage of its loan originations, which results in recurring net interest income rather than “one-time” noninterest income. Noninterest income increased 20% to $9.2 million for the year ended December 31, 2003, compared to $7.6 million for the year ended December 31, 2002, as the decline in the gain on sale of loans was more than offset by higher gain on sale of securities and higher banking and servicing fees. The Company’s noninterest income included gains on sales of securities of $256,000 and $3.8 million for the fourth quarter and year ended December 31, 2003, respectively, compared to $396,000 and $1.0 million for the fourth quarter and year ended December 31, 2002.

The Company’s noninterest income as a percentage of total revenues, defined as total interest income and noninterest income, was 7% for the fourth quarter of 2003, compared to 8% for the third quarter of 2003, and 19% for the fourth quarter of 2002. As the Company continues to benefit from retaining a significantly increased percentage of its originations as loans held for investment, the ratio of noninterest income to total revenue continues to decline as a result of interest income becoming a significantly larger component of the Company’s revenues and the decrease in revenue from the gain on sale of loans and securities.

NONINTEREST EXPENSES

The Company’s efficiency ratio, which continues to be amongst the lowest in the industry, declined for the fifth consecutive quarter to 25.82% and 28.06% for the fourth quarter and year ended December 31, 2003, respectively, compared to 30.62% and 33.74% for the fourth quarter and year ended December 31, 2002, respectively. The Company’s ratio of general and administrative expenses to total average assets, also amongst the lowest in the industry, declined for the fifth consecutive quarter to 0.90% and 1.09% for the fourth quarter and year ended December 31, 2003, respectively, compared to 1.35% and 1.49% for the fourth quarter and year ended December 31, 2002, respectively.

The Company’s general and administrative expenses totaled $3.6 million and $14.1 million for the fourth quarter and year ended December 31, 2003, respectively, compared to $2.7 million and $9.6 million for the fourth quarter and year ended December 31, 2002, respectively. The increase during the fourth quarter and year ended December 31, 2003 compared to the fourth quarter and year ended December 31, 2002 is primarily due to higher personnel, occupancy, and operational costs, including legal, audit and other professional fees related to the growth and maturation of the Company. During the fourth quarter and year ended December 31, 2003, the Company recorded $58,000 and $1.3 million, respectively, in costs associated with the early extinguishment of fixed-rate FHLB advances, compared to $395,000 and $903,000 for the fourth quarter and year ended December 31, 2002 respectively.

INCOME TAXES

The Company’s effective tax rate declined to 39.49% and 39.33% for the fourth quarter and year ended December 31, 2003, respectively, compared to 40.69% and 40.77% for the fourth quarter and year ended December 31, 2002, respectively. The decline in the Company’s effective tax rate includes the realization of tax benefits from certain multi-family and commercial real estate loans located in California Enterprise Zones, as well as the recognition of affordable housing tax credits.

BALANCE SHEET AND CAPITAL

The Company had total consolidated assets of $1.72 billion at December 31, 2003, an increase of 19% and 103% from $1.45 billion and $849.5 million at September 30, 2003 and December 31, 2002, respectively. The Company experienced a record increase of $190.5 million in loans held for investment during the fourth quarter of 2003, as the Company retained a record 94% of its core loan originations. The Company intends to continue to retain the vast majority of its multi-family and commercial real estate loan originations. Additionally, the Company’s securities portfolio totaled $560.7 million, an increase of 25% and 81% from $449.0 million and $310.1 million at September 30, 2003 and December 31, 2002, respectively. Mortgage-backed securities represented approximately 33% of total average interest-earning assets for the fourth quarter of 2003, compared to 37% and 36% for the third quarter of 2003 and the fourth quarter of 2002, respectively. As previously indicated, it is the Company’s current intention to maintain approximately the same percentage mix of loans held for investment and investment securities as currently exists.

The Company’s deposits totaled $645.6 million at December 31, 2003, an increase of 14% and 107% from $566.4 million and $312.3 million at September 30, 2003 and December 31, 2002, respectively. The increase in deposits from December 31, 2002 is primarily attributable to the growth of the Company’s transaction accounts and time deposits. The Company continues to focus on attracting money market deposits and other transaction accounts, which increased $63.5 million to $388.0 million, or 20% during the quarter. Of the Company’s money market deposits at December 31, 2003, the majority was from Orange, Los Angeles, Riverside and San Diego counties, with business deposits accounting for $65.2 million or 18% of the total. During the fourth quarter of 2003, the Bank formed the Financial Services Group, a new business deposit division within Relationship Banking, which attracted approximately $13.8 million of deposits, predominantly transaction account deposits, during its first two months of operations. The Company’s time deposits totaled $257.6 million at December 31, 2003, an increase of 6% and 103% from $241.9 million and $127.1 million at September 30, 2003 and December 31, 2002, respectively.

Borrowings totaled $963.3 million, an increase of 27% and 113% from $755.6 million and $452.0 million at September 30, 2003 and December 31, 2002, respectively. FHLB advances totaled $822.5 million, an increase of 20% and 184% from $686.6 million and $289.1 million at September 30, 2003 and December 31, 2002, respectively. During the quarter, the Company utilized the opportunity presented by the current interest rate environment to lower the cost of its liabilities at extraordinarily low rates, in anticipation that rates may rise at some point in the future. In December 2003, the Company issued an additional $10.0 million of trust preferred securities bearing a rate of interest equal to the three month LIBOR index plus 275 basis points. The initial interest rate was established at 3.92%. The proceeds from this issuance were contributed to the Bank, to support further growth. The Company’s loans held for sale continue to be funded by a warehouse line of credit.

Stockholders’ equity totaled $102.0 million, an increase of 6% and 31% from $96.1 million and $77.6 million at September 30, 2003, and December 31, 2002, respectively. The Company’s ratios of equity to assets and tangible equity to assets were 5.92% and 5.17%, respectively, at December 31, 2003. The Company’s tangible equity per share grew at an annualized growth rate of 27% during the fourth quarter of 2003.

In addition, the capital ratios of the Bank continued to exceed federal regulatory requirements for classification as a “well-capitalized” institution, the highest regulatory standard, with an estimated Tier 1 core capital ratio of 7.97% and Tier 1 core capital of $135.2 million at December 31, 2003, compared to 8.28% and $116.8 million at September 30, 2003, respectively. The increase in the Bank’s Tier 1 core capital from the prior period is a result of the Bank’s earnings and the contribution of capital from its parent, primarily from the issuance of trust preferred securities.

LOAN ORIGINATIONS

The Company’s core loan originations were a record $274.9 million during the fourth quarter of 2003, an increase of 13% and 43% from $243.4 million and $191.9 million, for the third quarter of 2003 and fourth quarter of 2002, respectively. The Company’s consolidated loan originations, which include loans that were funded through the Company’s strategic alliance with Greystone Servicing Corporation, a Fannie Mae DUS lender, and the Company’s other broker and conduit channels totaled $304.0 million during the fourth quarter of 2003, a decrease of 8% and an increase of 52% from $331.4 million and $200.3 million for the third quarter of 2003 and fourth quarter of 2002, respectively. The Company’s consolidated loan originations increased 46% to a record $1.11 billion during the year ended December 31, 2003, from $760.7 million for the year ended December 31, 2002. The value of loans in the Company’s aggregate loan pipeline totaled $213.5 million at January 1, 2004, compared to $320.2 million and $181.5 million at October 1, 2003 and January 1, 2003, respectively. The Company has originated, from its inception through December 31, 2003, approximately $3.1 billion in loans.

The Realignment resulted in the Bank becoming the originator of most of the Company’s loans, and enabled the Bank to hold a significantly increased percentage of the Company’s loan originations. The Company retained for investment a record 94%, or $257.3 million, of its core originations for the fourth quarter ended December 31, 2003, compared to 91%, or $221.8 million, for the third quarter ended September 30, 2003, and 43%, or $82.5 million, for the fourth quarter of 2002. Commercial Capital Mortgage (“CCM”), the Company’s mortgage banking subsidiary, continues to actively maintain and utilize its independent, third-party provided, warehouse line of credit to fund and sell those loans which the Bank elects to assign to CCM for reasons which may include the Bank’s loans to one borrower limits, capital constraints, geographic concentrations or for other reasons as determined by management.

PORTFOLIO ASSET QUALITY

The Company’s average loan size for the multi-family and commercial real estate loans held for investment portfolios at December 31, 2003 was $1.4 million and $1.3 million, respectively. At December 31, 2003, the Company’s multi-family real estate loans held for investment, at origination, had a weighted average loan to value ratio of 67.7%, and a weighted average debt coverage ratio of 1.30, and commercial real estate loans, at origination, had a weighted average loan to value ratio of 65.0%, and a weighted average debt coverage ratio of 1.38. The Company had one nonaccrual loan, a commercial business line of credit, with a $129,000 outstanding balance as of December 31, 2003, which is the only nonperforming asset at that date. The loan is currently performing in accordance with its restructuring agreement and its outstanding balance has declined from $175,000 at September 30, 2003. Nonperforming assets represented 0.01% of total assets at December 31, 2003. The Company had no nonperforming or nonaccrual loans at December 31, 2002.

The Company’s comprehensive asset quality review, performed during the fourth quarter of 2003, was based on its enhanced asset classification process. The Company used this current information, along with other qualitative and quantitative factors, updated industry and peer comparison data to calculate the allowance for loan losses. This comprehensive review indicated that a provision for loan losses for the fourth quarter of 2003 was not required and that the allowance for loan losses is adequate to cover potential losses inherent in the loan portfolio. Future additions to the allowance for loan losses may be required as a result of the factors described below.

Management establishes the allowance for loan losses commencing with the credit quality and historical performance of the Company’s multi-family and commercial real estate loan portfolio, which accounts for 99% of the loan portfolio and has not resulted in any delinquencies more than one payment past due, non-performing loans, adverse classifications or losses. The Company’s overall asset quality remained sound, as supported by its internal risk rating process. The multi-family and commercial real estate loan portfolio is more seasoned and continues to be subjected to a comprehensive asset quality review and asset classification process. Management establishes the allowance for loan losses based on the analysis of the overall asset quality of the loan portfolio, qualitative environmental risk factors and peer analysis.

The allowance for loan losses is derived by analyzing the historical loss experience and asset quality within each loan portfolio segment, along with assessing qualitative environmental factors, and correlating it with the delinquency and classification status for each portfolio segment. Management utilizes a loan grading system with five classification categories, including assets classified as Pass, based upon credit risk characteristics and categorizes each loan asset by risk grade allowing for a more consistent review of similar loan assets. Management has also evaluated the loss exposure of classified loans, which are also reviewed individually based on the evaluation of the cash flow, collateral, other sources of repayment, guarantors and any other relevant factors to determine the inherent loss potential in the credit.

Management considers the following qualitative environmental factors in determining the allocated loss factors when analyzing the allowance for loan losses: the levels of and trends in past due, non-accrual and impaired loans; levels of and trends in charge-offs and recoveries; the trend in volume and terms of loans; the effects of changes in credit concentrations; the effects of changes in risk selection and underwriting standards, and other changes in lending policies, procedures and practices; the experience, ability and depth of management and other relevant staff; national and local economic trends and conditions; and industry conditions.

The overall adequacy of the allowance for loan losses is reviewed by the Bank’s Internal Asset Review Committee on a quarterly basis and submitted to the Board of Directors for approval. The Internal Asset Review Committee’s responsibilities consist of risk management, as well as problem loan management, which include ensuring proper risk grading of all loans and analysis of specific allocations for all classified loans.

CCBI, headquartered in Irvine, CA, is a multifaceted financial services company which provides financial services to meet the needs of its client base, which includes income-property real estate investors, middle market commercial businesses, and high net-worth individuals, families and professionals. At December 31, 2003, CCBI had total assets of $1.7 billion, was the 4th largest multi-family lender in California during the 12 months ended September 30, 2003 (source: Dataquick Information Systems) and had originated approximately $3.1 billion in multi-family and commercial real estate loans through December 31, 2003. Commercial Capital Bank, the Company’s bank subsidiary, was the fastest growing banking organization in California, based on percentage growth in total assets over the 36 months ended September 30, 2003 (source: www.fdic.gov). The Bank has full service banking offices located at the Company’s headquarters in Irvine, Rancho Santa Margarita, Riverside, and La Jolla and loan origination offices in Sacramento, Corte Madera (Marin County), Oakland, Burlingame, Woodland Hills, Encino, Los Angeles, Irvine, and La Jolla, California, and plans to open a banking office in Beverly Hills, California in the second quarter of 2004.

CONFERENCE CALL AND WEBCAST INFORMATION

Analysts and investors may listen to a discussion of the fourth quarter of 2003 performance and participate in the question/answer session either by dialing the phone number listed below, or through viewing a live video webcast of the discussion accessed through a link on the home page of the Company’s website at www.commercialcapital.com. The multimedia webcast enables participants to listen to the discussion and simultaneously view the video broadcast, tables, charts, an outline of the performance highlights, and submit questions for live response from the hosts. Either Real Media or Windows Media player is required for viewing the video webcast.

Conference Call	Webcast
Date: Monday, January 26, 2004	Date: Monday, January 26, 2004
Time: 7:30 a.m. PST (10:30 a.m. EST)	Time: 7:30 a.m. PST (10:30 a.m. EST)
Phone Number (800) 901-5231	Webcast URL: www.commercialcapital.com
Access Code: 25850883	Real Media or Windows Media player required

Replay information: for those who are unable to participate in the call or webcast, an archive of the webcast will be available on the Company’s site at www.commercialcapital.com beginning approximately 2 hours following the end of the call. The archive will be available until March 7, 2004.

It is recommended that participants dial into the call, or log in to the webcast, approximately 5 to 10 minutes prior to the event.

This press release and aforementioned webcast may include forward-looking statements (related to each company’s plans, beliefs and goals), which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. CCBI undertakes no obligation to revise or publicly release any revision to these forward-looking statements.

[1]	Per-share data has been adjusted to reflect the 3-for-2 stock split completed on September 29, 2003.

COMMERCIAL CAPITAL BANCORP, INC.

UNAUDITED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

(Dollars in Thousands, except per share data)

	Dec. 31, 2003	Dec. 31, 2002
ASSETS
Cash and Bank Accounts	$4,066	$3,408
Fed Funds	—	—
Securities
MBS—Held To Maturity	—	2,042
MBS—Available For Sale	560,629	307,932
Other Investments—Available For Sale	100	100

Total Securities	560,729	310,074
FHLB Stock	41,517	15,701
Loans Held for Investment
Single Family	3,193	4,134
Multifamily	935,063	399,928
Commercial Real Estate	108,560	57,858

Total Real Estate Loans	1,046,816	461,920
Business Loans	2,441	4,531
Business & Consumer Lines of Credit	3,229	5,386
Consumer Loans	41	129

Total Loans	1,052,527	471,966
Premiums on Loans Purchased	67	167
Unearned Net Loan Fees and Discounts	(1,020)	(231)
Allowance for Loan Losses	(3,942)	(2,716)

Total Loans Held for Investment, Net	1,047,632	469,186
Loans Held for Sale	14,893	18,338
Fixed Assets—net	1,534	976
Foreclosed Assets	—	—
Accrued Interest Receivable	6,827	3,543
Goodwill	13,035	13,035
Other Assets	32,906	15,208

TOTAL ASSETS	$1,723,139	$849,469

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand Deposit	$13,067	$6,905
Money Market	372,273	176,194
Savings	2,700	2,109

Total Transaction Deposits	388,040	185,208
Retail Time Deposits	189,566	109,029
Broker Time Deposits	67,990	18,042

Total Time Deposits	257,556	127,071

Total Deposits	645,596	312,279
Borrowings
FHLB Advances	822,519	289,139
Securities Sold Under Agreements to Repurchase	74,475	110,993
Trust Preferred Securities	52,500	35,000
Warehouse Line of Credit	13,794	16,866

Total Borrowings	963,288	451,998
Other Liabilities	12,213	7,589

TOTAL LIABILITIES	1,621,097	771,866

STOCKHOLDERS’ EQUITY	102,042	77,603

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,723,139	$849,469

Operating Data
Performance Ratios and Other Data:	Dec. 31, 2003	Dec. 31, 2002
Equity to assets at end of period	5.92%	9.14%
Tangible equity to assets at end of period	5.17	7.60
Nonperforming assets	$129	$—
Nonperforming assets to total assets	0.01%	NM
Allowance for loan losses to total loans held for investment at end of period	0.37%	0.58%
Allowance for loan losses to nonperforming assets	3056%	NM

Per Share Data
Common shares outstanding at end of period (1)	22,467,279	20,968,287
Book value per share (1)	$4.54	$3.70
Tangible book value per share (1)	3.96	3.08

(1)	share data has been adjusted to reflect a 3-for-2 stock split on September 29, 2003.

NM—Not meaningful data

COMMERCIAL CAPITAL BANCORP, INC.

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

(Dollars in Thousands, except per share data)

	THREE MONTHS ENDED
	Dec. 31, 2003	Dec. 31, 2002
Interest Income
Real Estate Loans	$13,449	$7,389
Other Loans	144	211
Investments	5,832	3,806

Total Interest Income	19,425	11,406
Interest Expense
Deposits	2,880	2,135
FHLB Advances	3,362	1,817
Repurchase Agreements	179	459
Trust Preferred Securities	534	503
Warehouse Line Advances	107	222

Total Interest Expense	7,062	5,136

Net Interest Income	12,363	6,270
Provision for Loan Losses	—	358

Net Interest Income after Provision for Loan Losses	12,363	5,912
Noninterest Income
Gain on Sale of Loans	424	1,595
Mortgage Banking Fees	136	53
Banking and Servicing Fees	438	159
Trust Fees	28	62
Bank-owned Life Insurance Income	152	157
Securities Brokerage Fees	—	193
Gain on Sale of Securities	256	396

Total Noninterest Income	1,434	2,615
Noninterest Expenses
Compensation and Benefits	2,008	1,583
Severance	—	—
Non-Cash Stock Compensation	—	35
Occupancy	267	199
General Operating	1,287	904

Total G&A Expenses	3,562	2,721
Early Extinguishment of Debt	58	395

Total Noninterest Expenses	3,620	3,116

Income Before Taxes	10,177	5,411
Income Tax Expense	4,019	2,202

Net Income	$6,158	$3,209

Operating Data	THREE MONTHS ENDED
Performance Ratios and Other Data:	Dec. 31, 2003	Dec. 31, 2002
Earnings per share—Basic(1)	$0.27	$0.22
Earnings per share—Diluted(1)	0.26	0.21
Weighted average shares outstanding —Basic(1)	22,438,188	14,435,598
Weighted average shares outstanding —Diluted(1)	24,005,311	15,464,916
Return on average assets	1.56%	1.59%
Return on average stockholders’ equity	24.83	29.03
Return on average tangible stockholders’ equity	28.59	41.16
Interest rate spread	3.15	3.22
Net interest margin	3.22	3.27
Efficiency ratio	25.82	30.62
G&A to average assets	0.90	1.35
Effective tax rate	39.49	40.69
Total loan originations	$304,039	$200,258
Core loan originations	274,884	191,930
Broker/conduit originations	29,155	8,328
Core loan originations retained	257,289	82,530
Percent of core loan originations retained	94%	43%
Charge-offs (Recoveries)	(4)	—

(1)	share data has been adjusted to reflect a 3-for-2 stock split on September 29, 2003.

COMMERCIAL CAPITAL BANCORP, INC.

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

(Dollars in Thousands, except per share data)

	YEAR ENDED
	Dec. 31, 2003	Dec. 31, 2002
Interest Income
Real Estate Loans	$43,304	$24,504
Other Loans	574	747
Investments	22,296	13,316
Total Interest Income	66,174	38,567
Interest Expense
Deposits	10,099	6,651
FHLB Advances	10,975	6,162
Repurchase Agreements	1,108	1,916
Trust Preferred Securities	1,876	1,794
Warehouse Line Advances	882	1,126

Total Interest Expense	24,940	17,649

Net Interest Income	41,234	20,918
Provision for Loan Losses	1,286	1,609

Net Interest Income after Provision for Loan Losses	39,948	19,309
Noninterest Income
Gain on Sale of Loans	2,168	4,577
Mortgage Banking Fees	740	439
Banking and Servicing Fees	1,351	403
Trust Fees	307	198
Bank-owned life insurance income	617	315
Securities Brokerage Fees	171	657
Gain on Sale of Securities	3,815	1,026

Total Noninterest Income	9,169	7,615
Noninterest Expenses
Compensation and Benefits	7,658	5,287
Severance	671	—
Non-Cash Stock Compensation	353	139
Occupancy	920	682
General Operating	4,543	3,520

Total G&A Expenses	14,145	9,628
Early Extinguishment of Debt	1,301	903

Total Noninterest Expenses	15,446	10,531

Income Before Taxes	33,671	16,393
Income Tax Expense	13,242	6,683

Net Income	$20,429	$9,710

Operating Data	YEAR ENDED
Performance Ratios and Other Data:	Dec. 31, 2003	Dec. 31, 2002
Earnings per share—Basic(1)	$0.93	$0.71
Earnings per share—Diluted(1)	0.88	0.67
Weighted average shares outstanding —Basic(1)	21,996,967	13,673,526
Weighted average shares outstanding —Diluted(1)	23,333,406	14,593,377
Return on average assets	1.57%	1.50%
Return on average stockholders’ equity	22.69	27.69
Return on average tangible stockholders’ equity	26.53	44.06
Interest rate spread	3.20	3.29
Net interest margin	3.29	3.38
Efficiency ratio	28.06	33.74
G&A to average assets	1.09	1.49
Effective tax rate	39.33	40.77
Total loan originations	$1,109,502	$760,745
Core loan originations	959,182	688,759
Broker/conduit originations	150,320	71,986
Core loan originations retained	768,009	338,616
Percent of core loan originations retained	80%	45%
Charge-offs (Recoveries)	60	—

(1)	share data has been adjusted to reflect a 3-for-2 stock split on September 29, 2003.

COMMERCIAL CAPITAL BANCORP, INC.

UNAUDITED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

(Dollars in Thousands, except per share data)

	Dec. 31, 2003	Sept. 30, 2003	June 30, 2003	Mar. 31, 2003	Dec. 31, 2002
ASSETS
Cash and Bank Accounts	$4,066	$8,347	$2,218	$3,680	$3,408
Fed Funds	—	20,500	—	18,400	—
Securities
MBS—Held To Maturity	—	—	—	2,036	2,042
MBS—Available For Sale	560,629	448,859	581,106	444,754	307,932
Other Investments—Available For Sale	100	101	101	101	100

Total Securities	560,729	448,960	581,207	446,891	310,074
FHLB Stock	41,517	35,395	30,282	22,272	15,701
Loans Held for Investment
Single Family	3,193	2,754	3,239	3,855	4,134
Multifamily	935,063	764,996	610,202	496,627	399,928
Commercial Real Estate	108,560	83,687	78,620	65,630	57,858

Total Real Estate Loans	1,046,816	851,437	692,061	566,112	461,920
Business Loans	2,441	2,773	3,094	4,221	4,531
Business & Consumer Lines of Credit	3,229	7,578	6,185	5,986	5,386
Consumer Loans	41	46	79	61	129

Total Loans	1,052,527	861,834	701,419	576,380	471,966
Premiums on Loans Purchased	67	88	115	142	167
Unearned Net Loan Fees and Discounts	(1,020)	(896)	(577)	(353)	(231)
Allowance for Loan Losses	(3,942)	(3,938)	(4,002)	(3,325)	(2,716)

Total Loans Held for Investment, Net	1,047,632	857,088	696,955	572,844	469,186
Loans Held for Sale	14,893	26,514	54,890	76,994	18,338
Fixed Assets—net	1,534	1,400	1,023	933	976
Foreclosed Assets	—	—	—	—	—
Accrued Interest Receivable	6,827	5,514	5,622	4,612	3,543
Goodwill	13,035	13,035	13,035	13,035	13,035
Other Assets	32,906	32,835	26,589	13,218	15,208

TOTAL ASSETS	$1,723,139	$1,449,588	$1,411,821	$1,172,879	$849,469

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand Deposit	$13,067	$9,685	$9,916	$8,661	$6,905
Money Market	372,273	312,501	278,542	222,192	176,194
Savings	2,700	2,365	3,553	3,942	2,109

Total Transaction Deposits	388,040	324,551	292,011	234,795	185,208
Retail Time Deposits	189,566	183,742	189,433	135,198	109,029
Broker Time Deposits	67,990	58,117	48,123	38,052	18,042

Total Time Deposits	257,556	241,859	237,556	173,250	127,071

Total Deposits	645,596	566,410	529,567	408,045	312,279
Borrowings
FHLB Advances	822,519	686,562	606,733	408,097	289,139
Securities Sold Under Agreements to Repurchase	74,475	—	68,840	134,488	110,993
Trust Preferred Securities	52,500	42,500	35,000	35,000	35,000
Warehouse Lines of Credit	13,794	26,512	54,967	71,098	16,866

Total Borrowings	963,288	755,574	765,540	648,683	451,998
Other Liabilities	12,213	31,502	25,368	31,366	7,589

TOTAL LIABILITIES	1,621,097	1,353,486	1,320,475	1,088,094	771,866

STOCKHOLDERS’ EQUITY	102,042	96,102	91,346	84,785	77,603

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,723,139	$1,449,588	$1,411,821	$1,172,879	$849,469

Operating Data
Performance Ratios and Other Data:	Dec. 31, 2003	Sept. 30, 2003	June 30, 2003	Mar. 31, 2003	Dec. 31, 2002
Equity to assets at end of period	5.92%	6.63%	6.47%	7.23%	9.14%
Tangible equity to assets at end of period	5.17	5.73	5.55	6.12	7.60
Nonperforming assets	$129	$175	$205	$225	$—
Nonperforming assets to total assets	0.01%	0.01%	0.01%	0.02%	NM
Allowance for loan losses to total loans held for investment at end of period	0.37%	0.46%	0.57%	0.58%	0.58%
Allowance for loan losses to nonperforming assets	3056%	2250%	1952%	1478%	NM

Per Share Data
Common shares outstanding at end of period (1)	22,467,279	22,394,899	21,956,796	21,532,287	20,968,287
Book value per share (1)	$4.54	$4.29	$4.16	$3.94	$3.70
Tangible book value per share (1)	3.96	3.71	3.57	3.33	3.08

(1)	share data has been adjusted to reflect a 3-for-2 stock split on September 29, 2003.

NM—Not meaningful data

COMMERCIAL CAPITAL BANCORP, INC.

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

(Dollars in Thousands, except per share data)

	THREE MONTHS ENDED
	Dec. 31, 2003	Sept. 30, 2003	June 30, 2003	Mar. 31, 2003	Dec. 31, 2002
Interest Income
Real Estate Loans	$13,449	$11,293	$10,154	$8,408	$7,389
Other Loans	144	132	155	143	211
Investments	5,832	5,635	5,989	4,840	3,806

Total Interest Income	19,425	17,060	16,298	13,391	11,406
Interest Expense
Deposits	2,880	2,676	2,540	2,003	2,135
FHLB Advances	3,362	2,941	2,557	2,115	1,817
Repurchase Agreements	179	76	384	469	459
Trust Preferred Securities	534	438	448	456	503
Warehouse Line Advances	107	121	370	284	222

Total Interest Expense	7,062	6,252	6,299	5,327	5,136

Net Interest Income	12,363	10,808	9,999	8,064	6,270
Provision for Loan Losses	—	—	677	609	358

Net Interest Income after Provision for Loan Losses	12,363	10,808	9,322	7,455	5,912
Noninterest Income
Gain on Sale of Loans	424	198	571	975	1,595
Mortgage Banking Fees	136	244	285	75	53
Banking and Servicing Fees	438	335	383	195	159
Trust Fees	28	88	96	95	62
Bank-owned life insurance income	152	213	145	107	157
Securities Brokerage Fees	—	13	37	121	193
Gain on Sale of Securities	256	395	1,517	1,647	396

Total Noninterest Income	1,434	1,486	3,034	3,215	2,615
Noninterest Expenses
Compensation and Benefits	2,008	2,019	2,127	1,504	1,583
Severance	—	—	241	430	—
Non-Cash Stock Compensation	—	—	145	208	35
Occupancy	267	247	205	201	199
General Operating	1,287	1,121	1,085	1,050	904

Total G&A Expenses	3,562	3,387	3,803	3,393	2,721
Early Extinguishment of Debt	58	320	771	152	395

Total Noninterest Expenses	3,620	3,707	4,574	3,545	3,116

Income Before Taxes	10,177	8,587	7,782	7,125	5,411
Income Tax Expense	4,019	3,230	3,107	2,886	2,202

Net Income	$6,158	$5,357	$4,675	$4,239	$3,209

Operating Data	THREE MONTHS ENDED
Performance Ratios and Other Data:	Dec. 31, 2003	Sept. 30, 2003	June 30, 2003	Mar. 31, 2003	Dec. 31, 2002
Earnings per share—Basic(1)	$0.27	$0.24	$0.21	$0.20	$0.22
Earnings per share—Diluted(1)	0.26	0.23	0.20	0.19	0.21
Weighted average shares outstanding — Basic(1)	22,438,188	22,206,876	21,848,268	21,481,719	14,435,598
Weighted average shares outstanding — Diluted(1)	24,005,311	23,677,477	23,153,719	22,484,301	15,464,916
Return on average assets	1.56%	1.58%	1.48%	1.70%	1.59%
Return on average stockholders’ equity	24.83	23.84	21.08	20.60	29.03
Return on average tangible stockholders’ equity	28.59	27.89	24.70	24.48	41.16
Interest rate spread	3.15	3.26	3.17	3.23	3.22
Net interest margin	3.22	3.32	3.29	3.39	3.27
Efficiency ratio	25.82	27.55	29.18	30.08	30.62
G&A to average assets	0.90	1.00	1.21	1.36	1.35
Effective tax rate	39.49	37.61	39.93	40.51	40.69
Total loan originations	$304,039	$331,384	$207,128	$266,951	$200,258
Core loan originations	274,884	243,415	183,686	257,197	191,930
Broker/conduit originations	29,155	87,969	23,442	9,754	8,328
Core loan originations retained	257,289	221,799	157,803	131,118	82,530
Percent of core loan originations retained	94%	91%	86%	51%	43%
Charge-offs (Recoveries)	(4)	64	—	—	—

(1)	share data has been adjusted to reflect a 3-for-2 stock split on September 29, 2003.

Average Balances, Net Interest Income, Yields Earned and Rates Paid

	Three Months Ended December 31,
	2003			2002
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
	(Dollars in thousand)
Interest-earning assets:
Total loans(1)	$981,061	$13,593	5.54%	$477,054	$7,600	6.37%
Securities(2)	508,182	5,435	4.28	273,645	3,627	5.30
FHLB stock	37,592	382	4.06	13,258	174	5.25
Cash and cash equivalents(3)	9,950	15	0.60	3,760	5	0.53

Total interest earning assets	1,536,785	19,425	5.06	767,717	11,406	5.94
Noninterest earning assets	43,207			38,184

Total assets	$1,579,992			$805,901

Interest-bearing liabilities:
Deposits:
Transaction accounts(4)	$351,022	1,769	2.00	$167,193	1,187	2.82
Certificates of deposits	255,785	1,111	1.72	145,584	948	2.58

Total deposits	606,807	2,880	1.88	312,777	2,135	2.71
Securities sold under agreements to repurchase	61,282	179	1.16	112,221	459	1.62
FHLB advances	733,854	3,362	1.82	257,735	1,817	2.80
Warehouse line of credit	19,833	107	2.14	30,320	222	2.90
Trust preferred securities	43,898	534	4.83	35,000	503	5.70

Total interest-bearing liabilities	1,465,674	7,062	1.91	748,053	5,136	2.72

Noninterest-bearing deposits	10,845			7,474
Other noninterest-bearing liabilities	4,279			6,157

Total liabilities	1,480,798			761,684
Stockholders’ equity	99,194			44,217

Total liabilities and stockholders’ equity	$1,579,992			$805,901

Net interest-earning assets	$71,111			$19,664

Net interest income/interest rate spread		$12,363	3.15%		$6,270	3.22%

Net interest margin			3.22%			3.27%

(1)	The average balance of loans receivable includes loans for sale and is presented without reduction for the allowance for loan losses.
(2)	Consists of mortgage-backed securities and U.S. government securities which are classified as held-to-maturity and available-for-sale, excluding gains or losses on securities classified as available-for-sale.
(3)	Consists of cash and due from banks, restricted cash and federal funds sold.
(4)	Consists of savings, NOW and money market accounts.

Average Balances, Net Interest Income, Yields Earned and Rates Paid

	Year Ended December 31,
	2003			2002
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
	(Dollars in thousand)
Interest-earning assets:
Total loans(1)	$751,004	$43,878	5.84%	$383,771	$25,251	6.58%
Securities(2)	463,319	21,005	4.53	219,731	12,700	5.78
FHLB stock	28,459	1,240	4.36	10,229	559	5.46
Cash and cash equivalents(3)	8,654	51	0.59	5,726	57	1.00

Total interest earning assets	1,251,436	66,174	5.29	619,457	38,567	6.22
Noninterest earning assets	46,488			27,851

Total assets	$1,297,924			$647,308

Interest-bearing liabilities:
Deposits:
Transaction accounts(4)	$278,354	6,050	2.17	$83,570	2,455	2.94
Certificates of deposits	209,913	4,049	1.93	155,590	4,196	2.70

Total deposits	488,267	10,099	2.07	239,160	6,651	2.78
Securities sold under agreements to repurchase	86,686	1,108	1.28	106,153	1,916	1.80
FHLB advances	544,944	10,975	2.01	188,027	6,162	3.28
Warehouse line of credit	35,533	882	2.48	37,909	1,126	2.97
Trust preferred securities	37,349	1,876	5.02	30,470	1,794	5.89

Total interest-bearing liabilities	1,192,779	24,940	2.09	601,719	17,649	2.93

Noninterest-bearing deposits	8,649			6,123
Other noninterest-bearing liabilities	6,472			4,405

Total liabilities	1,207,900			612,247
Stockholders’ equity	90,024			35,061

Total liabilities and stockholders’ equity	$1,297,924			$647,308

Net interest-earning assets	$58,657			$17,738

Net interest income/interest rate spread		$41,234	3.20%		$20,918	3.29%

Net interest margin			3.29%			3.38%

(1)	The average balance of loans receivable includes loans for sale and is presented without reduction for the allowance for loan losses.
(2)	Consists of mortgage-backed securities and U.S. government securities which are classified as held-to-maturity and available-for-sale, excluding gains or losses on securities classified as available-for-sale.
(3)	Consists of cash and due from banks, restricted cash and federal funds sold.
(4)	Consists of savings, NOW and money market accounts.